Exhibit 99.1

eBay Inc. Announces New Member to Board of Directors

New independent director, Zane Rowe, brings significant expertise in finance, strategy and technology development

San Jose, CA - February 15, 2024 -- eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced the appointment of Zane Rowe to its Board of Directors, effective February 16, 2024. Zane has also been appointed to eBay’s Audit Committee.

“We are excited to welcome Zane to our Board of Directors,” said Paul Pressler, Chairman of the Board, eBay Inc. “Zane will bring extensive experience in business strategy, corporate finance and technology development having worked with some of today’s leading global technology organizations. His expertise will help eBay further its strategy and aid in its focus on delivering long-term shareholder value.”

Zane Rowe currently serves as the Chief Financial Officer of Workday, Inc., an international enterprise software company, where he is responsible for accounting, business finance, investor relations, tax and treasury, in addition to advising on business strategy and product development as well as serving as an executive sponsor for the company’s ESG efforts. Prior to Workday, Zane was Executive Vice President and Chief Financial Officer of VMware, Inc., a global technology company, where he oversaw the company’s finance and accounting functions and corporate development, as well as the Business Operations function, which included the CIO and CSO organizations. Earlier in his career, Zane held roles at EMC Corporation, Apple, United Continental Holdings and Continental Airlines. Zane holds a B.S. from Embry-Riddle Aeronautical University and an MBA from San Diego State University.

“I am pleased to join eBay’s Board of Directors,” said Zane Rowe. “As a global commerce leader, I see tremendous opportunity for eBay to continue to drive innovation, reshape and redefine the future of ecommerce for sellers and buyers around the world. I look forward to supporting eBay’s leadership team as they continue to execute against their strategy and create long-term, sustainable growth for the community and shareholders alike.”

As a matter of practice, the Board of Directors regularly evaluates the composition of the board and considers how they can maintain the appropriate mix of skills, qualifications and diversity of backgrounds to best oversee the business and long-term strategy of the company. Following these changes, eBay Inc.’s Board of Directors will be composed of ten directors, nine of whom are independent.

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About eBay Inc.

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2022, eBay enabled nearly $74 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Investor Relations Contact: John Egbert, ir@ebay.com

Media Relations Contact: Trina Somera, press@ebay.com